Exhibit 5.1

February 3, 2023

Getaround, Inc.

55 Green Street

San Francisco, CA 94111

Ladies and Gentlemen:

We have acted as counsel to Getaround, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the registration of (a) the issuance of up to 16,791,642 shares (collectively, the “Warrant Shares”) of the Company’s common stock, par value $0.0001 per share (the “common stock”), comprising (i) the shares of common stock that may be issued upon the exercise of 5,174,975 outstanding warrants (the “Public Warrants”) that were issued under the Warrant Agreement, dated March 4, 2021, by and between the Company and Continental Stock Transfer & Trust Company (including the form of warrant certificate included therein, the “Warrant Agreement”), in connection with the Company’s initial public offering; (ii) the shares of common stock that may be issued upon exercise of 4,616,667 outstanding warrants (the “Private Placement Warrants”) that were issued under the Warrant Agreement pursuant to subscription agreements dated as of March 4, 2021; and (iii) the shares of common stock that may be issued upon exercise of up to 7,000,000 new warrants (the “Convertible Notes Warrants” and, collectively with the Public Warrants and the Private Placement Warrants, the “Warrants”) that may be issued under the Warrant Agreement pursuant to the Convertible Note Subscription Agreement, dated May 11, 2022 (as amended, the “Convertible Notes Subscription Agreement”), by and among the Company and Mudrick Capital Management L.P. on behalf of certain funds, investors, entities or accounts that are managed, sponsored or advised by Mudrick Capital Management L.P. or its affiliates; (b) the resale by the selling securityholders named in the Registration Statement (the “Selling Securityholders”) of up to 127,419,304 shares of common stock (collectively, the “Secondary Shares”), comprising (i) 43,760,537 shares of common stock (the “Business Combination Shares”) issued in connection with the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated May 11, 2022 (as amended, the “Merger Agreement”), by and among the Company, Getaround, Inc., a Delaware corporation (“Legacy Getaround”), and the other parties thereto (such transactions, collectively, the “Business Combination”); (ii) 6,468,750 shares of common stock (the “Founder Shares”) that were converted in connection with the Business Combination on a one-to-one basis from the Company’s then-authorized Class B common stock originally issued pursuant to a subscription agreement, dated January 13, 2021; (iii) 200,000 shares of common stock (the “Representative Shares”) issued pursuant to a subscription agreement, dated as of February 28, 2021; (iv) 266,156 shares of common stock (collectively with the Business Combination Shares, the Founder Shares and the Representative Shares, the “Issued Shares”) issued pursuant to the Convertible Notes Subscription Agreement; (v) up to 18,180,379 shares of common stock (the “Earnout Shares”) that may be issued from time to time upon achievement of certain stock price thresholds in accordance with the terms of the Merger Agreement; (vi) up to 46,390,149 shares of common stock (the

Getaround, Inc. February 3, 2023 Page 2

“Convertible Notes Shares”) that are issuable upon conversion of the convertible senior secured notes (the “Convertible Notes”) issued pursuant to the Convertible Notes Subscription Agreement; (vii) up to 4,616,667 shares of common stock that may be issued upon exercise of the Private Placement Warrants; (viii) up to 7,000,000 shares of common stock that may be issued upon exercise of the Convertible Notes Warrants; and (ix) up to 536,666 shares of common stock (the “iHeart Shares”) that may be issued pursuant to an amendment to letter agreement and certain additional agreements, dated as of January 17, 2023 (the “iHeart Agreement”), by and among the Company, Getaround Operations LLC, iHeartMedia + Entertainment, Inc. and Broader Media Holdings, LLC; and (c) the resale by certain of the Selling Securityholders of up to 4,616,667 Private Placement Warrants (collectively, the “Secondary Warrants” and, collectively with the Warrant Shares and the Secondary Shares, the “Securities”).

In connection with rendering the opinions set forth below, we have examined and relied upon the (i) Registration Statement; (ii) the Prospectus; (iii) the Amended and Restated Certificate of Incorporation of the Company, as amended and restated through the date hereof; (iv) the Amended and Restated Bylaws of the Company, as amended and restated through the date hereof; (v) the Merger Agreement; (vi) the Warrant Agreement; (vii) the Convertible Notes Subscription Agreement, the Convertible Notes and the indenture governing the Convertible Notes (the “Convertible Notes Indenture”); (viii) the iHeart Agreement and (ix) such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed relevant and necessary or appropriate as a basis for the opinions set forth below.

In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the legal competence of all signatories to such documents; (iv) the truth, accuracy and completeness of the information, factual matters, representations and warranties contained in the records, certificates, documents, agreements and instruments we have reviewed; (v) except as specifically covered in the opinions set forth below, the due authorization, execution and delivery on behalf of the respective parties thereto of documents referred to herein and the valid and legally binding effect thereof on such parties; and (vi) the Registration Statement has become effective under the Securities Act. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

With respect to the Warrants and the Warrant Shares, and the Convertible Notes and the Convertible Notes Shares, we express no opinion to the extent that, notwithstanding the Company’s current reservation of shares of common stock, future issuances of securities of the Company, including the Warrant Shares and the Convertible Notes Shares, and/or antidilution adjustments to outstanding securities of the Company, including the Warrants and the Convertible Notes, may cause the Warrants to be exercisable for, or the Convertible Notes to be convertible into, more shares of common stock than the number that then remain authorized but unissued. Further, we have assumed the Warrant Price (as defined in the Warrants) and the Conversion Price (as defined in the Convertible Notes Indenture) will not be adjusted to an amount below the par value per share of the shares of common stock.

Getaround, Inc. February 3, 2023 Page 3

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Issued Shares have been duly authorized and are validly issued, fully paid and non-assessable.

2.

The Warrant Shares have been duly authorized and, when issued and paid for upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

3.	The Earnout Shares have been duly authorized and, when issued and delivered in accordance with the terms of the Merger Agreement, will be, validly issued, fully paid and nonassessable.

4.

The Convertible Notes Shares have been duly authorized and, when issued and delivered upon conversion of the Convertible Notes in accordance with the terms of the Convertible Notes, will be validly issued, fully paid and nonassessable.

5.	The iHeart Shares have been duly authorized and, when issued and delivered in accordance with the terms of the iHeart Agreement, will be, validly issued, fully paid and nonassessable.

6.	The Secondary Warrants constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinions herein are limited to the General Corporation Law of the State of Delaware and, solely with respect to our opinion set forth in paragraph 6 above, the law of the State of New York.

Our opinion set forth in paragraph 6 above is subject to: (a) limitations imposed by bankruptcy, insolvency, receivership, conservatorship, reorganization, fraudulent conveyance, arrangement, moratorium or other laws relating to or affecting the enforcement of creditors’ rights generally; (b) rights to indemnification and contribution which may be limited by applicable law or equitable principles or otherwise unenforceable as against public policy; (c) the unenforceability under certain circumstances of provisions imposing liquidated damages, penalties, forfeiture, late payment charges, or an increase in interest rate upon delinquency in payment or the occurrence of any event of default; (d) applicable laws limiting unreasonable restraints on the alienation of property; and (e) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law. Further, insofar as our opinion that the Secondary Warrants are valid, binding and

Getaround, Inc. February 3, 2023 Page 4

enforceable pertains to the agreement by the parties to the Warrant Agreement that the law of the State of New York shall be the governing law of the Secondary Warrants or that the forum shall be a New York State court or a federal court sitting in the State of New York, our opinion is based solely on Sections 5-1401 and 5-1402 of the New York General Obligations Law.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus and to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP